Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

September 25, 2025

Board of Directors

Polibeli Group Ltd

Polibeli, Lt 49th Sahid Sudirman Centre

Jl. Jenderal Sudirman No. Kav. 13-15 Lt 49

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta

Republic of Indonesia

To the addressee referred to above:

We are acting as counsel to Polibeli Group Ltd, a Cayman Islands exempted company (the “Company”), in connection with its registration statement on Form F-1 filed with the Securities and Exchange Commission as of the date hereof, as amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) relating to the registration of up to (i) 4,467,494 class A ordinary shares of the Company, par value of $0.00001 per share (the “Class A Ordinary Shares”), issuable upon exercise of certain warrants of the Company to purchase the Class A Ordinary Shares at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”), and (ii) 154,999 Warrants of the Company (the “Private Warrants”).

Pursuant to Section 3.7(a)(v) of the Business Combination Agreement, dated as of September 16, 2024, by and among the Company, Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of the Company (“Merger Sub”) and Chenghe Acquisition II Co., a Cayman Islands exempted company with limited liability (“Chenghe”) (as it may be amended from time to time, the “Business Combination Agreement”), upon consummation of the transactions contemplated by the Business Combination Agreement, each warrant issued by Chenghe exercisable for one class A ordinary share of Chenghe, par value of $0.0001 per share (the “Chenghe Class A Ordinary Shares”), to the extent outstanding and unexercised immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement), ceased to be a warrant with respect to the Chenghe Class A Ordinary Shares and was assumed by the Company and converted into a Warrant, entitling the holder thereof to acquire such equal number of Company’s Class A Ordinary Shares pursuant to and in accordance with the Amended and Restated Warrant Agreement, dated as of August 7, 2025, by and among the Company, Chenghe and the warrant agent therein (the “A&R Warrant Agreement”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including but not limited to the A&R Warrant Agreement. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the internal laws of the State of New York. We express no opinion herein as to the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Private Warrants constitute valid and binding obligations of the Company.

The opinion expressed in the immediately preceding paragraph with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Private Warrants are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP